UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 4, 2004 Date of Report (Date of earliest event reported)

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its charter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

(518) 533-2200
(Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report) _______________________________________________________________________

Item 5. Other Events and Regulation FD Disclosure.

On May 4, 2004 Mechanical Technology Inc. (the Company) announced that it has amended its private placement agreement with Fletcher International, Ltd. Below is a press release issued by the Company on May 4, 2004, announcing this Amendment.

FOR:

Mechanical Technology

CONTACT:

George Relan

Director, Corporate Relations

Telephone (518) 533-2220

grelan@mechtech.com

MTI AMENDS AGREEMENT FOR PRIVATE

PLACEMENT OF COMMON STOCK

Albany, N.Y., May 4, 2004 -- Mechanical Technology Incorporated (NASDAQ:MKTY) announced today that Fletcher International, Ltd (Fletcher), an accredited institutional investor, has agreed to amendments to the private placement agreement between Mechanical Technology Inc. (MTI) and Fletcher.

On January 26th, 2004, Mechanical Technology Incorporated entered into an agreement with Fletcher whereby Fletcher purchased 1,418,842 shares of MTI common stock at a purchase price of $7.05 per share resulting in aggregate proceeds to the Company of $10 million before placement fees and other offering expenses. In addition, Fletcher acquired rights to purchase additional shares of MTI common stock through 2006. Proceeds from the placement are being used, and are expected to continue to be used to fund the operations of MTI MicroFuel Cells Inc. (MTI Micro), a subsidiary of the Company, and other general corporate purposes.

The agreement, as amended, includes a change in the exercise price for the rights to purchase additional shares of MTI common stock to a fixed price of $6.34 per share from, in the original agreement, $7.05 per share until December 31, 2005 and the lesser of $7.05 per share or a variable price in 2006. The change to a fixed price substantially reduces the potential for shareholder dilution if shares had been purchased at a variable price in 2006. The price remains subject to adjustment upon the occurrence of certain limited events. The agreement, as amended, also includes:

  an increase in the rights to purchase additional shares of MTI common stock to $28 million from $26 million;
  a reduction in Fletcher's right to purchase Plug Power Inc. (NASDAQ:PLUG) common stock escrowed by the Company to a maximum of 2,700,000 shares from a maximum of 3,000,000 shares;

  an extension of the exercise period for the right to purchase Plug Power Inc. common stock to one or more purchases between June 1, 2005 and December 31, 2006 from a one-time purchase in June of 2005;
  an extension of MTI's ability to withdraw Plug Power Inc. common stock from escrow through December 31, 2006 instead of through June 30, 2005; and
  an extension of the exercise period for the right to invest the first $8 million in MTI's common stock to any time prior to December 31, 2004 from any time prior to ninety business days after the effective date of MTI's registration statement.

The Company will seek shareholder approval of the transaction, in accordance with NASDAQ rules, at its Annual Shareholders' Meeting to be held on June 24, 2004. Copies of the amended agreements will be filed with the Securities and Exchange Commission on Form 8-K.

"We are pleased with Fletcher's agreement to amend the private placement which provides MTI with an important source of capital and provides our shareholders with increased protection from potential dilution," said Dale W. Church, Chairman, and CEO of MTI. "We continue to support MTI Micro in its drive to launch its first product by the end of 2004, and as it steps forward into the commercialization of DMFCs for consumer electronics."

About MTI

MTI is primarily engaged in the development and commercialization of direct methanol micro fuel cells through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro), and has announced plans to ship its first product towards the end of 2004. MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; significant related intellectual property; and has received government awards and developed strategic partnerships to help accelerate commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the company or subsidiaries please visit www.mechtech.com, www.mtimicrofuelcells.com, and www.mtiinstruments.com.

About Fletcher

Fletcher International, Ltd. and other affiliates of New York investment firm Fletcher Asset Management, Inc. make supportive direct investments in a wide range of responsible public companies, emphasizing established and growing enterprises with business practices founded on "sustainability." For more information, please visit www.fletcher.com

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Safe Harbor Statement:

Statements in this press release which are not historical fact including statements regarding managements intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements about progress towards, and cost of, commercializing DMFCs, the impact that this investment will have on commercialization and the development of additional products, and the dilution MTI shareholders will experience as a result of this transaction. It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to this transaction, financing, uncertainties in development, manufacturing, competition and consumer demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K for the year ended December 2003 and Quarterly Reports on Form 10-Q.

Copies of Certificate No. 2, Certificate of Additional Investment Rights issued to Fletcher and Amendment No. 1 to the Main Agreement between the Company and Fletcher are filed as Exhibits 4.2 and 10.122, respectively, to this report and are incorporated herein by reference. The foregoing descriptions of those agreements and the transactions contemplated by them are not intended to be complete and are qualified in their entirety by reference to the complete text of those agreements.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

EXHIBIT
NO.	DESCRIPTION

4.2	Certificate No. 2, Certificate of Additional Investment Rights issued to Fletcher International, Ltd. on May 4, 2004

10.122	Amendment No. 1 to the Main Agreement, dated as of May 4, 2004, between Mechanical Technology Inc. and Fletcher International, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED (Registrant)

Date: May 5, 2004	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President and Chief Financial Officer